Exhibit 5.1

17 May, 2024 The Board of Directors Genetic Technologies Limited 60-66 Hanover Street FITZROY VIC 3065	Partner: Andrew Gaffney andrew.gaffney@klgates.com T +61 3 9640 4329 Our ref: gaffnea:7377758.00047

Dear Sirs

Form F-1 Registration Statement

We have acted as Australian legal counsel for Genetic Technologies Limited ACN 009 212 328, a company incorporated under the laws of the Commonwealth of Australia (“Company”), with respect to a potential offering (pursuant to its Form F-1 Registration Statement registered with the U.S. Securities and Exchange Commission dated May 17 2024 (“Prospectus”)) for resale of up to an aggregate of 30,000,000 ordinary shares, no par value, in the Company, (“Offer”) represented by 1,000,000 American Depositary Shares (or ADS, NASDAQ Symbol “GENE”) (“Securities”) issuable upon any exercise of warrants issued by the Company in a private placement on April 22, 2024 (“Private Placement”). Each of the American Depositary Shares are convertible into 30 fully paid ordinary shares in the Company (“Shares”).

Pursuant to the terms of the Prospectus, the Company is registering Securities under the Prospectus in order to permit the selling shareholders (identified in the Prospectus) to offer the Securities for resale from time to time (as described in the Prospectus).

Assumptions in providing our opinion

As to various questions of fact relevant to this opinion, we have relied on and assumed the accuracy of, without independent verification:

●	an online search of the Company on the Australian Securities and Investments Commission (“ASIC”) records on 15 May 2024 (“ASIC search”);

●	GTG announcement lodged with the ASX on 19 April 2024;

●	ASX Appendix 3B Proposed issue of securities dated and lodged with ASX on 19 April 2024 and further ASX Appendix 3G proposed issue of securities dated and lodged with ASX on 23 April 2024;

●	a certificate from the Company’s Company Secretary detailing the securities it has issued in Australia in the prior 12 months and a calculation of the Company’s capacity as at the date of this letter to issue securities pursuant to ASX Listing Rule 7.1;

●	the Company’s Constitution (a copy of which was provided to us by the Company),

collectively “Source Documents”.

K&L GATES

Level 25 South Tower 525 Collins Street Melbourne VIC 3000 Australia

GPO Box 4388 Melbourne VIC 3001 DX 405 Melbourne

T +61 3 9205 2000 F +61 3 9205 2055 klgates.com

For the purpose of the opinions set out below, we have also assumed, with your agreement and without independent investigation or verification, that:

(a)	all signatures are genuine and all documents, instruments and certificates submitted to us as originals are authentic and conform exactly with the authentic originals of all documents, instruments and certificates submitted to us as copies or forms or originals;

(b)	that each party to each document has all the requisite power and authority (corporate and otherwise) to execute and deliver and perform its obligations there under;

(c)	all matters of internal management required by the constitution of each of the parties to the relevant documents have been duly attended to (including, without limitation, the holding of properly constituted meetings of the boards of directors of each of those parties and the passing at those meetings of appropriate resolutions);

(d)	that any documents which purport to be governed by the law of any jurisdiction other than the federal and state laws of the Commonwealth of Australia are legal, valid and binding obligations on all of the parties thereto and under the applicable law and that none of the execution, delivery or performance of any document by any party thereto violates or contravenes or is rendered invalid, not binding or unenforceable under any applicable law under any jurisdiction other than the federal and state laws of the Commonwealth of Australia;

(e)	the Company will not engage in fraudulent or unconscionable conduct or conduct which is misleading or deceptive or which is likely to mislead or deceive in relation to the issuance or sale of Shares or ADS;

(f)	there is no bad faith, fraud, undue influence, coercion or duress or similar conduct on the part of the Company in relation to the issuance or sale of Shares or ADS under the Prospectus;

(g)	all information provided to us by or on behalf of officers of the Company (including the Source Documents) was true, correct and complete when provided and remains so at the date of this letter, containing all information required, without us making any separate enquiry or investigation other than viewing the ASIC search, in order for us to provide this opinion;

(h)	no party has contravened or will contravene any provision of the Australian Corporations Act 2001 (including Chapters 2E, 2J, 6 or generally sections 1041H or 1043A) (“Corporations Act”) by the issue of the Prospectus or giving effect to any transaction in connection with the Prospectus or undertaking or being involved in a transaction related to or connected with the Prospectus or generally in any subsequent dealing in the Shares or ADS issued under the Prospectus;

(i)	the Company will at all times duly comply with all its obligations under the Corporations Act, the ASX Listing Rules and otherwise required by law including without limitation the Company will in respect of (i) the Shares represented by ADSs under the Prospectus and (ii) any Shares issued on conversion or exercise of the warrants issued under the Private Placement, lodge an ASX Appendix 2A and a cleansing notice under 708(5) of the Corporations Act upon each issue of those Shares or otherwise as permitted under Part 6D.2 of the Corporations Act (Cth);

(j)	the Company is and will be able to pay its debts as and when they fall due and is otherwise solvent as at the time the Shares or ADS are issued or sold;

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(k)	the ASIC search we have examined is accurate and that the information disclosed by the search conducted by us is true and complete and that such information has not since then been altered and that such search did not fail to disclose any information which had been delivered for registration or filing against the Company’s records but which did not appear on the public records at the date of our search;

(l)	the Company will lodge all requisite notices with the ASX in respect of the contemplated issue of Securities under Offer, and

(m)	any conversion of ADSs into Shares will be undertaken and completed in accordance with the requirements of applicable US federal and state securities laws and regulations and the terms of all agreements with the Bank of New York Mellon, as depositary for the ADSs and HSBC Bank Australia Limited, as custodian for that depositary.

Opinion

Based on and subject to the foregoing and in reliance thereof (including the Source Documents), in our opinion, the 30,000,000 Shares, represented by 1,000,000 American Depositary Shares the subject of the Offer under the Prospectus, when issued upon such a conversion of ADSs, will -

1.	have been duly authorized by the Company;
2.	have been validly issued, and will be fully paid and non-assessable Shares (in the Australian sense of no further monies being owed by the purchasers to the Company for the shares) of the Company; and
3.	be able to be resold.

This opinion is limited to the federal and state laws of the Commonwealth of Australia and no opinion or representation is given in respect of the application of any foreign laws to the issue or transfer of the Securities or the contents or generally the compliance of the Prospectus or any other matters under any applicable US laws or regulations.

Applicability

This opinion is given as at the date of this letter and we undertake no obligation to advise you of any changes (including but not limited to any subsequently enacted, published or reported laws, regulations or individual decisions) that may occur or come to our attention after the date of this letter which may affect our opinion.

We consent to incorporation by reference of this opinion in the Prospectus and to the reference of this firm under the caption “Legal Matters” therein, and we consent to the filing of this opinion as an exhibit 5.1 to the Company’s Report on Form 6-K.

Yours faithfully

Andrew Gaffney

Partner

K&L Gates

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